UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under 240.14a-2
OPIANT PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On January 4, 2023, Opiant Pharmaceuticals, Inc., a Delaware corporation (“Opiant” or the “Company”) filed its definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the special meeting of stockholders of Opiant (the “Annual Meeting”) to be held in virtual format, at 9:00 a.m., Pacific Time, to, among other things, approve the Agreement and Plan of Merger, dated November 13, 2022 (the “Merger Agreement”), by and among Opiant, Indivior Inc., a Delaware corporation (“Parent”), and Olive Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Opiant, with Opiant surviving as a wholly owned subsidiary of Parent (the “Merger”).

Following the announcement of the execution of the Merger Agreement, four lawsuits (collectively, the “Lawsuits”) have been filed in federal courts by purported Opiant stockholders naming some or all of Opiant and members of the Board of Directors of Opiant (the “Board”) as defendants. The Lawsuits allege that the defendants made materially incomplete and misleading statements about the proposed acquisition of Opiant by Parent. Specifically, the Lawsuits allege that defendants violated Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, and that each Board member violated Section 20(a) of the Exchange Act. The Lawsuits challenge the adequacy of Opiant’s disclosures regarding management’s projections, Lazard Frères & Co. LLC’s (“Lazard”) financial analyses, and the sales process leading up to the Merger in the preliminary proxy statement filed with the SEC on December 21, 2022 and the Definitive Proxy Statement (collectively, the “Proxy Statements”). The Lawsuits seek, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged deficiencies have been remedied, (ii) rescission in the event that the Merger is consummated or alternatively rescissory damages, (iii) relief requiring the Board defendants to file a new Proxy Statement, and (iv) an award of costs, including attorneys’ and experts’ fees.

While Opiant believes that the allegations in the Lawsuits lack merit and that the disclosures set forth in the Proxy Statements comply fully with applicable law, in order to moot the unmeritorious claims, avoid nuisance and possible expense and delay, and provide additional information to our stockholders, Opiant has determined to voluntarily supplement the Definitive Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein or the Definitive Proxy Statement. To the contrary, Opiant specifically denies all allegations that any additional disclosure was or is required.

Important information concerning the Merger is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with the information set forth in this Supplemental Disclosure.

SUPPLEMENTAL DISCLOSURE TO DEFINITIVE PROXY STATEMENT

The following supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede the information in the Definitive Proxy Statement. All page references are to pages of the Definitive Proxy Statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is highlighted with bold, underlined text and removed language within restated language from the Definitive Proxy Statement is indicated by ~~strikethrough text~~.

The Section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is amended and supplemented as follows:

1.The following supplemental disclosure replaces in its entirety the sixth full paragraph beginning on page 49 of the Definitive Proxy Statement:

Later on October 24, 2022, Dr. Crystal and Mr. Crossley held a telephone call to discuss certain open deal issues. During this call, (i) Dr. Crystal reiterated the Company’s view that Parent should be obligated to use its commercially reasonable efforts to achieve the CVR thresholds during the term of the CVR Agreement, (ii) the parties discussed the process for obtaining consent from the Lenders prior to signing, and (iii) the parties discussed the terms of certain bonus, commission and cash incentive programs or plans proposed by the Company during the period prior to the closing (the “Compensation Matters”). Prior to the signing of the Merger Agreement, no post-closing employment arrangements were negotiated with, or secured by, the Company.

The Section of the Definitive Proxy Statement entitled “The Merger—Opinion of Lazard Frères & Co. LLC” is amended and supplemented as follows:

1.The following supplemental disclosure replaces in its entirety the fourth full paragraph beginning on page 63 of the Definitive Proxy Statement

Lazard calculated the net present value (“NPV”) of one CVR based upon the revenue                 forecast set forth in the Forecasts. For purposes of this analysis, Lazard utilized a discount rate of 12.5%, based on Lazard’s estimate of Opiant’s weighted average cost of capital (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies, market risk and tax rates), to calculate the NPV of potential payments pursuant to the CVR as of December 31, 2022. This resulted in an NPV of $0.84 per CVR and, together with the Upfront Consideration of $20.00, an implied per share equity value of $20.84.

2.The following supplemental disclosure replaces in its entirety the seventh full paragraph beginning on page 63 of the Definitive Proxy Statement:
Based on the Forecasts, Lazard performed a discounted cash flow analysis of Opiant based on the present value of forecasted unlevered, after-tax free cash flows for fiscal years 2023 through 2033, with terminal growth of -25% to -15%. The negative terminal growth rates used by Lazard were deemed reasonable by Lazard based on its professional judgment and experience, taking into account Opiant Management Forecasts, which reflect management’s expectations with respect to the potential period of exclusivity relating to the Company’s product and the expected cash flows of the product following the end of such period of exclusivity. Terminal value for Opiant was calculated by applying the negative terminal growth rates to Opiant’s terminal year unlevered, after-tax free cash flows. The forecasted unlevered, after-tax free cash flows for fiscal years 2023 through 2033 reflected estimated net operating losses anticipated by Opiant's management to accrue through fiscal year 2024 and be realized through tax savings in Opiant's cash flows once Opiant becomes cash flow positive, which were provided to Lazard by Opiant's management for purposes of Lazard's financial analysis and opinion rendered in connection with the Transaction. Lazard discounted the unlevered, after-tax free cash flows to December 31, 2021 using discount rates ranging from 11.5% to 13.5%, which were chosen by Lazard based upon its analysis of Opiant’s weighted average cost of capital (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies, market risk and tax rates). Based upon the foregoing, Lazard calculated implied enterprise value by adding net debt and equity value reference ranges for Opiant and calculated implied per share equity value for Opiant by dividing the implied enterprise value by the number of fully diluted shares then outstanding, resulting in an implied aggregate enterprise value range for Opiant of $115 million to $157 million and an implied per share equity value reference range of $14.40 to $16.89, which was based on approximately 14.2 million shares, the number of fully diluted shares of Opiant common stock outstanding as of November 10, 2022 provided by Opiant management (which incorporates the impact in shares outstanding of a $90 million equity raise at $10 per share, as per Opiant management guidance). Lazard compared this range to the implied per share equity value of $20.84, calculated based on the Upfront Consideration of $20.00 per share and the combined upfront and risk-adjusted NPV of $0.84 per CVR, as described under “—Analysis of Consideration” above.

3.The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 64 of the Definitive Proxy Statement:

The specialty pharmaceutical companies selected by Lazard for this analysis were as follows (with market data as of November 4, 2022):

EV/2027 Revenue
Albireo Pharma, Inc.	0.3x
Avadel Pharmaceuticals Plc	1.2x
Cara Therapeutics, Inc.	0.8x
Calliditas Therapeutics AB	0.5x
Esperion Therapeutics, Inc.	1.0x
Marinus Pharmaceuticals, Inc.	0.2x
Tricida, Inc.	0.8x
Xeris Biopharma Holdings, Inc.	0.7x

4.The following supplemental disclosure table replaces in its entirety the second table on page 65 of the Definitive Proxy Statement:

Announcement Date	Acquiror	Target	EV/FY+5 Revenue
8/22/2022	Alcon Inc.	Aerie Pharmaceuticals, Inc.	2.7x
6/23/2022	Gurnet Point Capital, LLC	Radius Health, Inc.	2.5x
10/11/2021	Supernus Pharmaceuticals, Inc.	Adamas Pharmaceuticals, Inc.	2.2x
10/11/2021	Pacira BioSciences, Inc.	Flexion Therapeutics, Inc.	1.9x
5/24/2021	Xeris ~~Biopharma Holdings~~ Pharmaceuticals, Inc.	Strongbridge Biopharma ~~Limited~~ plc	0.9x
5/5/2021	Amryt Pharma plc	Chiasma~~s~~, Inc.	0.8x
11/12/2020	Sumitovant Biopharma Ltd.	Urovant Sciences Ltd.	1.2x
10/1/2020	Covis Group S.à r.l.	AMAG Pharmaceuticals, Inc.	2.3x
10/2/2019	Lantheus Holdings, Inc.	Progenics Pharmaceuticals, Inc.	1.9x
9/30/2019	Swedish Orphan Biovitrum AB (publ)	Dova Pharmaceuticals, Inc.	1.8x
12/12/2018	Bausch Health Companies Inc.	Synergy Pharmaceuticals Inc.	0.4x
10/11/2018	Gurnet Point L.P.	Corium International, Inc.	2.3x

5.The following supplemental disclosure table replaces in its entirety the second table on page 66 of the Definitive Proxy Statement:

Announcement Date	Acquiror	Target	Premia to 1-day unaffected price
8/22/2022	Alcon Inc.	Aerie Pharmaceuticals, Inc.	37%
6/23/2022	Gurnet Point Capital, LLC	Radius Health, Inc.	23%
10/11/2021	Supernus Pharmaceuticals, Inc.	Adamas Pharmaceuticals, Inc.	97%
10/11/2021	Pacira BioSciences, Inc.	Flexion Therapeutics, Inc.	185%
9/8/2021	Sanofi S.A.	Kadmon ~~Corporation, LLC~~ Holdings, Inc.	82%
9/2/2021	Advent International Corporation/GIC ~~Private Limited~~ Pte. Ltd.	Swedish Orphan Biovitrum AB (publ)	35%
5/24/2021	Xeris Pharmaceuticals, Inc.	Strongbridge Biopharma plc	54%
5/5/2021	Amryt Pharma plc	Chiasma~~s~~, Inc.	81%
2/3/2021	Jazz Pharmaceuticals ~~plc~~ Public Limited Company	GW Pharmaceuticals plc	50%
11/12/2020	Sumitovant Biopharma Ltd.	Urovant Sciences Ltd.	96%
10/1/2020	Covis Group S.à r.l.	AMAG Pharmaceuticals, Inc.	46%
1/10/2020	Eli Lilly and Company Ltd.	Dermira, Inc.	138%
10/2/2019	Lantheus Holdings, Inc.	Progenics Pharmaceuticals, Inc.	3%

9/30/2019	Swedish Orphan Biovitrum AB (publ)	Dova Pharmaceuticals, Inc.	44%
12/12/2018	Bausch Health Companies Inc.	Synergy Pharmaceuticals Inc.	138%
10/11/2018	Gurnet Point L.P.	Corium International, Inc.	56%

For each of the selected transactions, Lazard calculated the implied premia as a percentage based on its professional judgment and experience.

The Section of the Definitive Proxy Statement entitled “The Merger—Certain Financial Forecasts” is amended and supplemented as follows:

1.The following supplemental disclosure is added as a footnote to the “OPNT003” line in the table on page 70 of the Definitive Proxy Statement:

(2) For purposes of each of the November 2021 Forecasts, Revenue for OPNT003 reflects a probability of success of 70%.

2.The following supplemental disclosure is added as a footnote to the “OPNT002” and “OPNT004” lines in the table on page 70 of the Definitive Proxy Statement:

(3) For purposes of each of the November 2021 Forecasts, Revenue for OPNT002 and OPNT004 reflects a probability of success of 23%.

3.The following supplemental disclosure is added as a footnote to the “OPNT003” line in the table on page 71 of the Definitive Proxy Statement:

(2) For purposes of each of the January 2022 Forecasts, Revenue for OPNT003 reflects a probability of success of 70%.

4.The following supplemental disclosure is added as a footnote to the “OPNT002” and “OPNT004” lines in the table on page 71 of the Definitive Proxy Statement:

(3) For purposes of each of the January 2022 Forecasts, Revenue for OPNT002 and OPNT004 reflects a probability of success of 23%.

5.The following supplemental disclosure is added as a footnote to the “OPNT003” line in the table on page 72 of the Definitive Proxy Statement:

(2) For purposes of each of the August 2022 Forecasts, Revenue for OPNT003 reflects a probability of success of 85%.

6.The following supplemental disclosure is added as a footnote to the “OPNT003” line in the table on page 73 of the Definitive Proxy Statement:

(2) For purposes of each of the November 2022 Forecasts, Revenue for OPNT003 reflects a probability of success of 85%.

7.The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 73 of the Definitive Proxy Statement:

The November 2022 Forecasts include the following assumptions made by Company management and approved by the Board regarding the funding required to achieve the financial results through year 2025 (collectively, the “Financing Assumptions”):

The Section of the Definitive Proxy Statement entitled “The Merger—Interests of the Directors and Executive Officers of Opiant in the Merger” is amended and supplemented as follows:

1.The following supplemental disclosure is added on page 81 of the Definitive Proxy Statement (following the subsection entitled “Insurance and Indemnification of Directors and Executive Officers”):

Letter Agreements

Pursuant to certain letter agreements delivered in February 2023, Parent has offered certain executive officers cash retention bonuses (the “Retention Bonuses”) payable in a lump sum on a specified date following the closing (generally the 12-month anniversary of closing) subject to the executive officer’s continued employment with the Company or Parent through such date. The Retention Bonus amounts range from three months to twelve months of the executive officer’s base salary.

The Section of the Definitive Proxy Statement entitled “The Merger Agreement—Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws” is amended and supplemented as follows:

1.The following supplemental disclosure replaces in its entirety the second full paragraph beginning on page 98 of the Definitive Proxy Statement:

Each of the current members of the Board will resign at the Effective Time. The board of directors of the Surviving Corporation immediately after the Effective Time will consist of the directors of Merger Sub as of immediately prior to the Effective Time, or such other persons designated by Parent, as of the Effective Time, each to hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

The Section of the Definitive Proxy Statement entitled “The Merger Agreement—Litigation Relating to the Merger” is amended and supplemented as follows:

1.The following supplemental disclosure replaces in its entirety the second and third full paragraphs beginning on page 130 of the Definitive Proxy Statement:

Following the announcement of the execution of the Merger, four lawsuits have been filed in federal courts by purported stockholders naming some or all of Opiant and members of the Board as defendants.

On December 23, 2022, a purported stockholder of Opiant filed a lawsuit in the United States District Court for the Southern District of New York~~, an individual complaint was filed by a purported Opiant stockholder in connection with the Merger. The complaint is captioned~~ entitled O’Dell v. Opiant Pharm., Inc., Case No. 22-cv-10868 ~~(S.D.N.Y). The complaint names~~, naming Opiant and members of the Board as defendants. ~~The complaint generally alleges that the Company filed a~~On February 2, 2023, a purported stockholder of Opiant filed a lawsuit in the United States District Court for the Southern District of New York, entitled Jones v. Opiant Pharm., Inc., Case No. 23-cv-00888, naming Opiant and members of the Board as defendants. Also on February 2, 2023, a purported stockholder of Opiant filed a lawsuit in the United States District Court for the District of Delaware, entitled Morgan v. Opiant Pharm., Inc., Case No. 23-cv-00128, naming Opiant and members of the Board as defendants. On February 3, 2023, a purported stockholder of Opiant filed a lawsuit in the United States District Court for the Southern District of New York, entitled Ryan v. Opiant Pharm., Inc., Case No. 23-cv-00949, naming Opiant and members of the Board as defendants (collectively, the “Lawsuits.”). The Lawsuits allege that the defendants made materially incomplete and misleading ~~preliminary proxy statement on Schedule 14A with the SEC. The alleged omissions relate to (i) certain financial projections of Opiant, and (ii) certain financial analyses of Lazard. The complaint seeks, among other things, injunctive relief preventing the consummation of the Merger, damages, and other relief~~ statements about the proposed acquisition of Opiant by Parent. Specifically, the Lawsuits allege that defendants violated Section 14(a) of the Exchange Act, Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, and that each Board member violated Section 20(a) of the Exchange Act. The Lawsuits challenge the adequacy of Opiant’s disclosures regarding management’s projections, Lazard’s financial analyses, and the sales process leading up to the proposed transaction in the preliminary proxy statement filed with the SEC on December 21, 2022, and the definitive proxy statement filed with the SEC on January 4, 2023 (collectively, the “Proxy Statements”). The Lawsuits seek, among other relief, (i) injunctive relief preventing the parties from proceeding with the Merger until the alleged deficiencies have been remedied, (ii) rescission in the event that the Merger is consummated or alternatively rescissory damages, (iii) relief requiring the Board defendants to file a new Proxy Statement, and (iv) an award of costs, including attorneys’ and experts’ fees.

The Company believes ~~the claims asserted in the complaint~~ that the Lawsuits are without merit.

Additional lawsuits ~~related to the Merger~~ may be filed in the future against Opiant and members of the Board in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to Opiant, including any costs associated with indemnification.

END OF SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the Merger involving Opiant, Parent and Merger Sub. A meeting of the stockholders of Opiant will be held on March 1, 2023 to seek stockholder approval in connection with the Merger. In connection with the Merger, on January 4, 2023, Opiant filed with the SEC a definitive proxy statement and other relevant documents seeking the approval from stockholders of Opiant for the respective transaction-related proposals. This document is not a substitute for the proxy statement or any other document that Opiant may file with the SEC. INVESTORS AND STOCKHOLDERS OF OPIANT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT OPIANT AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Opiant with the SEC at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Opiant and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Opiant’s stockholders in connection with the Merger will be set forth in Opiant’s definitive proxy statement for its stockholder meeting at which the Merger will be submitted for approval by Opiant’s stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You may also find additional information about Opiant’s directors and executive officers in Opiant’s definitive proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 18, 2022 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue”, negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

Opiant cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that Opiant’s objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this document and include information concerning possible or assumed future results of Opiant’s operations, the expected closing date of the Merger, the achievement and value of contingent value rights in connection with the Merger; business strategies; future cash flows; financing plans; plans and objectives of management, any other statements regarding future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts. Actual results and outcomes may differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement or the failure to satisfy the remaining conditions to the consummation of the Merger; (2) the risk that the Merger Agreement may be terminated in circumstances requiring Opiant to pay a termination fee; (3) the risk that the Merger disrupts Opiant’s current business and financing plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the Merger on Opiant’s ability to retain and hire key personnel and maintain relationships with its suppliers and others with whom it does business; (5) the effect of the announcement of the Merger on Opiant’s operating results and business generally; (6) the amount of costs, fees and expenses related to the Merger; (7) the risk that Opiant’s stock price may decline significantly if the Merger is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Opiant and others; (9) other factors that could affect Opiant’s business such as, without limitation, our ability to obtain and maintain regulatory approvals for our products; results of clinical studies; technological breakthroughs in reversing opioid overdoses and treating patients; and delays or unplanned expenditures in product development, clinical testing or manufacturing; and (10) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all.

In addition, please refer to the documents that Opiant files with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Opiant’s operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, Opiant is not under any duty to update any of the information in this document.